TWELFTH ADDENDUM TO MASTER CUSTODIAN AGREEMENT

THIS TWELFTH ADDENDUM (“Addendum”) to that certain Master Custodian Agreement (the “Agreement”) dated June 22, 2001, as amended, by and between The Nottingham Management Company (the “Administrator”) and U.S. Bank, N.A. (successor in interest to Wachovia Bank, NA) (the “Bank”). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control.

Effective February 13, 2008, the Administrator and Bank hereby remove the following Trust from the Agreement and modify Exhibit A of the Agreement accordingly:

“Tilson Investment Trust”

IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers this 2nd day of January, 2008.

THE NOTTINGHAM MANAGEMENT COMPANY	U.S. BANK, N.A.

By: /s/ Carrie J. Lower	By: /s/ Michael R. McVoy
Carrie J. Lower	Michael R. McVoy
Its: Vice President	Its: Vice President